                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           CHAPARRAL RESOURCES, INC.
                               (Name of Issuer)

                   Common Stock, Par Value, $0.10 Per Share
                        (Title of Class of Securities)

                                  159420207
                               (CUSIP Number)

                                July 24, 1998
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)

                                 Mark R. Beatty
                            Preston Gates & Ellis LLP
                          701 Fifth Avenue, Suite 5000
                            Seattle, Washington 98104
                                 (206) 623-7580
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.: 159420207
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1    NAME OF REPORTING PERSON

          Cascade Investment L.L.C.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ------------------
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                   (b) [ ]
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Washington
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                                 5        SOLE VOTING POWER

       NUMBER OF SHARES                   3,333,333
         BENEFICIALLY          -------------------------------------------------
           OWNED BY              6        SHARED VOTING POWER
             EACH
          REPORTING                       -0-
            PERSON             -------------------------------------------------
             WITH                7        SOLE DISPOSITIVE POWER

                                          3,333,333
                               -------------------------------------------------
                                 8        SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,333,333
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

          CO
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Item 1.
         (a)  NAME OF ISSUER:   Chaparral Resources, Inc. (the "Issuer")
         (b)  ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER:
                       621 17th Street, Suite 1301
                       Denver, CO  80293

Item 2.
         (a) NAME OF PERSON FILING: Cascade Investment LLC, a limited liability company organized under the laws of the State of Washington.

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: 2365 Carillon Point, Kirkland, Washington 98033.

         (c)  CITIZENSHIP:  State of Washington.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, Par Value, $0.10 Per Share.

         (e)  CUSIP NUMBER: 159420207.

Item 3.  Not Applicable.

Item 4.  OWNERSHIP.
         (a)  AMOUNT BENEFICIALLY OWNED: 3,333,333.

         (b)  PERCENT OF CLASS: 5.7%.

         (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
              (i)    Sole power to vote or to direct the vote 3,333,333.
              (ii)   Shared  power to vote or to direct the vote -0-.
              (iii) Sole power to dispose or to direct the disposition of 3,333,333.
              (iv) Shared power to dispose or to direct the disposition of -0-.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable.

Item 10. CERTIFICATION:

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 12, 1999
                                                     -----------------
                                                            Date

                                                  Cascade Investment L.L.C.
                                                    By /s/ Michael Larson
                                                       ------------------
                                                       Michael Larson, Manager


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